Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 48,750,000.00		$ 6,732.38
	Total Transaction Valuation:	$ 48,750,000.00
	Total Fees Due for Filing:			$ 6,732.38
	Total Fees Previously Paid:			$ 6,732.38
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	* Calculated solely for the purpose of determining the amount of the filing fee, based on the purchase of 650,000 shares of Common Stock, par value $.01 per share, at the tender offer price of $75.00 per share, upon the terms and subject to the conditions of the Offer to Purchase, dated September 24, 2026, and the related Letter of Transmittal. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $138.10 per $1,000,000 of the aggregate amount of the transaction valuation (or 0.01381% of the aggregate transaction valuation). [ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources